Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Palm, Inc. on Form S-8 of our reports dated July 18, 2007 relating to the financial statements and financial statement schedule of Palm, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Palm, Inc. for the year ended May 31, 2007.

/s/ Deloitte & Touche LLP

San Jose, California
January 7, 2008